Exhibit 10.1

[Kite Letterhead]

[Date]

[Name]

[Address]

[Address]

Dear [Name]:

This letter agreement (this “Agreement”) confirms the understanding between you and Kite Pharma, Inc. (the “Company”) regarding certain payment, reimbursement treatment that you may become entitled to receive in connection with the acquisition (the “Acquisition”) of the Company by Gilead Sciences, Inc., a Delaware corporation (“Parent”), pursuant to that certain Agreement and Plan of Merger, dated as of August 27, 2017, among the Company, Parent and Purchaser (the “Merger Agreement”). Capitalized terms used but not otherwise defined in this letter have the meanings given to such terms in the Merger Agreement. This Agreement will become effective at the Offer Acceptance Time. However, if the Merger Agreement terminates pursuant to its terms or your employment with the Company terminates for any reason prior to the Offer Acceptance Time, this letter will terminate and be of no force or effect.

1. Certain Taxes

In the event that it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any of its affiliated entities (including their respective successors) to or for your benefit in connection with the Acquisition (determined without regard to any additional payments required under Section 1 of this letter) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, the “Excise Tax”), then the Company shall pay you an additional payment (which, for this purpose, includes withholding and remittance of taxes by Parent or the Company on your behalf) (a “Reimbursement Payment”) in an amount such that after payment by you of all taxes (including, without limitation, any income taxes and any interest and penalties imposed with respect thereto, and any excise tax imposed upon the Reimbursement Payment), you retain an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Reimbursement Payment, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

The Reimbursement Payment with respect to any Payment will be made promptly (and in no event later than 10 days following such Payment).

You and the Company agree that the determinations necessary to be made under the first paragraph of this Section 1, including whether and when a Reimbursement Payment is required, the amount of such Reimbursement Payment and the assumptions to be utilized in arriving at such determinations, will be based on the most recent calculations prepared by Compensia, Inc. (“Compensia”) prior to such determination. Compensia shall provide detailed supporting calculations both to you and the Company within 15 business days of the receipt of notice from you or the Company that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). The Determination shall be binding upon you and the Company.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Reimbursement Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event the amount of the Reimbursement Payment is less than the amount necessary to reimburse you for your Excise Tax, Compensia shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of you. If, after receipt of a Reimbursement Payment, you become entitled to receive any refund with respect to the Excise Tax to which such Reimbursement Payment relates, you shall promptly pay to the Company the amount of any such refund.

2. Other Terms

The validity, interpretation, construction and performance of this letter shall in all respects be governed by the laws of California, without reference to principles of conflict of law, and will be binding on any successor to the Company. This letter is intended to comply with the requirements of Section 409A of the Code (to the extent applicable) and shall be interpreted, operated and administered accordingly. Each payment under this letter will be treated as a separate payment for purposes of Section 409A of the Code.

3. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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We thank you for your service and contributions to the success of the Company.

Sincerely,

[Name] [Title]

Acknowledged and agreed on the date first written above:

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